Exhibit 99.4

----- Original Message -----

From:MARC ROSENBERG

To:hariton@sprynet.com

Cc:Barry Patterson

Sent: Friday, May 24, 2013 3:46 PM

Subject: Message

Frank

I am out of the office, but I received your voice message, advising me that your client has rejected my client's offer. With respect to the 8-K, please provide a draft to me prior to filing, as required by the agreement and then we will provide our comments.

Marc G. Rosenberg, Esq.McLaughlin & Stern, LLP

260 Madison AvenueNew York, New York 10016Telephone: (212) 448-6249Personal Facsimile: 1-800-933-0981Facsimile: (212) 448-0066E-Mail: mrosenberg@mclaughlinstern.com

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